EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports First-Quarter Results

  First quarter sales grew 19%, with sales growth in each operating group
  Gross margin expanded 130 basis points to 65.5% on a GAAP basis and 65.8% on an adjusted basis
  First quarter GAAP EPS of $3.64 and adjusted EPS of $3.78

ATLANTA, June 07, 2023 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2023 first quarter ended April 29, 2023.

Consolidated net sales in the first quarter of fiscal 2023 increased 19% to $420 million compared to $353 million in the first quarter of fiscal 2022. EPS on a GAAP basis increased to $3.64 compared to $3.45 in the first quarter of fiscal 2022.   On an adjusted basis, EPS increased to $3.78 compared to $3.50 in the first quarter of fiscal 2022.

Tom Chubb, Chairman and CEO, commented, “Our strong brands, exceptional products, aspirational messaging and balanced mix of direct retail, ecommerce and wholesale allowed us to deliver solid results for the first quarter of 2023. While the year started strong, as the quarter progressed, we did see macroeconomic pressures drive the consumer to become more cautious in her discretionary spending and a high level of promotional activity within the marketplace.   In light of these factors, we are moderating our growth forecast for the year.

That said, we still expect a strong 2023 from an operating income and cash flow perspective and will continue investing in the future of our business. We are no less bullish on our ability to continue to deliver profitable growth and strong cash flow on a sustained basis. Looking forward to next year and beyond, the factors that drove our success in the first quarter will allow us to grow sales in the mid to upper single digits with an operating margin above 15% and return enhanced value to our shareholders for many years to come.”

Mr. Chubb concluded, “All of this is achieved through the efforts of our remarkable people to whom we are grateful as always.”

First Quarter of Fiscal 2023 versus Fiscal 2022

Net Sales by Operating Group	First Quarter
($ in millions)	2023	2022	% Change
Tommy Bahama	$239.4	$228.1	5%
Lilly Pulitzer	97.5	92.0	6%
Emerging Brands	34.0	31.8	7%
Other	(0.3)	0.7	nm
Subtotal	370.6	352.6	5%
Johnny Was (acquired 9/19/2022)	49.5	0.0	nm
Total Company	$420.1	$352.6	19%

  Consolidated net sales increased 19% to $420 million.

    Full-price direct-to-consumer (DTC) sales increased 27% to $266 million versus the first quarter of fiscal 2022, including $36 million of DTC sales in Johnny Was and a 10% aggregate increase in DTC sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands.

      Full-price retail sales of $140 million were 17% higher than the prior-year period. This includes full-price retail sales in Johnny Was of $17 million for the first quarter of fiscal 2023. Full-price retail sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands, in the aggregate, grew 2%.

      Full-price e-commerce sales grew 41% to $126 million versus last year. This includes full-price e-commerce sales in Johnny Was of $19 million. Full-price e-commerce sales in Tommy Bahama, Lilly Pulitzer and Emerging Brands, in the aggregate, grew 20%.

    Outlet sales were $17 million, a 10% increase versus prior-year results. The first quarter of fiscal 2023 included $1 million of Johnny Was outlet sales, with Tommy Bahama increasing 5%.

    There were no Lilly Pulitzer flash sales in the first quarter of fiscal 2023 compared to $7 million of Lilly Pulitzer flash sales in the first quarter of fiscal 2022.

    Food and beverage sales grew 4% to $32 million versus last year.

    Wholesale sales of $105 million were 18% higher than the first quarter of fiscal 2022. Johnny Was contributed wholesale sales of $13 million for the first quarter of fiscal 2023, with the other businesses in the aggregate increasing 4%.

  Gross margin increased 130 basis points to 65.5% on a GAAP basis and 65.8% on an adjusted basis. The increased gross margin was primarily due to lower freight costs, the inclusion of the higher gross margin Johnny Was business and improved initial product margins.

  SG&A was $203 million compared to $157 million last year, increasing primarily due to $31 million of Johnny Was SG&A in the first quarter of 2023, which includes $3 million of amortization of intangible assets. Across all operating groups, SG&A increased due to increases in employment costs, advertising costs, variable expenses, occupancy costs and other expenses to support sales growth. On an adjusted basis, SG&A was $200 million compared to $157 million in the prior-year period.

  Royalties and other operating income increased by $1 million to $8 million versus last year. This increase included a $2 million gain on the sale of the Merida, Mexico manufacturing facility previously operated by the Lanier Apparel operating group which the Company exited in 2021.

  Operating income was $80 million, or 19.1% of net sales, compared to $76 million in the first quarter of fiscal 2022. On an adjusted basis, operating income increased to $83 million, or 19.8% of net sales, compared to $77 million in last year’s first quarter.   The increased operating income includes the impact of the higher sales and gross margins partially offset by higher SG&A as the Company invests in the business to fuel future growth.

  Interest expense was $2 million compared to less than $1 million in the prior-year period. The increased interest expense was due to the increased debt levels as a result of the acquisition of Johnny Was in fiscal 2022.

  The effective tax rate was 25% compared to 24% for the prior-year period, which included the benefit of certain favorable discrete items.

Balance Sheet and Liquidity

Inventory increased $57 million on a LIFO basis and $60 million, or 32%, on a FIFO basis compared to the end of the first quarter of fiscal 2022. The inventory increase reflects: (i) $17 million of Johnny Was inventory, (ii) anticipated sales increases in fiscal 2023, (iii) higher levels of core product and (iv) higher product costs.

During the first quarter of fiscal 2023 cash flow from operations were $53 million compared to $22 million in the first quarter of fiscal 2022. The cash flow from operations in the first quarter of fiscal 2023 provided sufficient cash to fund $17 million of capital expenditures, $10 million of dividends and $25 million to repay outstanding debt.

As of April 29, 2023, the Company had $94 million of borrowings outstanding under its revolving credit agreement, compared to no borrowings at the end of the first quarter of last year. Also, the Company had $10 million of cash and cash equivalents versus $166 million of cash, cash equivalents and short-term investments at the end of the first quarter of fiscal 2022. Both changes were due to the acquisition of Johnny Was.

Dividend

The Board of Directors declared a quarterly cash dividend of $0.65 per share. The dividend is payable on July 28, 2023 to shareholders of record as of the close of business on July 14, 2023. The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook

For fiscal 2023 ending on February 3, 2024, the Company revised its sales and EPS guidance. The Company now expects net sales in a range of $1.59 billion to $1.63 billion as compared to net sales of $1.41 billion in fiscal 2022. In fiscal 2023, GAAP EPS is expected to be between $10.18 and $10.58 compared to fiscal 2022 GAAP EPS of $10.19. Adjusted EPS is expected to be between $10.80 and $11.20, compared to fiscal 2022 adjusted EPS of $10.88.

For the second quarter of fiscal 2023, the Company expects net sales to be between $415 million and $435 million compared to net sales of $363 million in the second quarter of fiscal 2022. GAAP EPS is expected to be in a range of $3.14 to $3.34 in the second quarter compared to GAAP EPS of $3.49 in the second quarter of fiscal 2022. Adjusted EPS is expected to be between $3.30 and $3.50 compared to adjusted EPS of $3.61 in the second quarter of fiscal 2022.

The Company anticipates interest expense of $5 million in fiscal 2023, including the $2 million in the first quarter of fiscal 2023, with interest expense expected to be $1 million or less during each of the second, third and fourth quarters of fiscal 2023 as strong cash flows will be used to repay debt significantly during fiscal 2023. The Company’s effective tax rate is expected to be approximately 24% for the second quarter of fiscal 2023 and 25% for the full year of fiscal 2023.

Capital expenditures in fiscal 2023, including the $17 million in the first quarter of fiscal 2023, are expected to be approximately $90 million compared to $47 million in fiscal 2022. The planned increase is primarily due to increased investment in new brick and mortar retail store and food and beverage locations as well as certain relocations and remodels of existing locations, various technology systems initiatives, and the anticipated spend associated with a multi-year project at the Company’s Lyons, Georgia distribution center to enhance its direct-to-consumer throughput capabilities for its brands.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 21, 2023 by dialing (412) 317-6671 access code 13739181.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which typically are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by current inflationary pressures, rising interest rates, concerns about the stability of the banking industry or general economic uncertainty; acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; operations and financial results; supply chain disruptions; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food and beverage locations; costs of products as well as the raw materials used in those products, as well as our ability pass along price increases to consumers; energy costs; our ability to respond to rapidly changing consumer expectations; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; weather or natural disaster; fluctuations and volatility in global financial and/or real estate markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on environmental, social and governance issues; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets; and geopolitical risks, including those related to the war between Russia and Ukraine. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Annual Report on Form 10-K for Fiscal 2022, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Jevon Strasser
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc. Consolidated Balance Sheets (in thousands, except par amounts) (unaudited)

	April 29, 2023	April 30, 2022
ASSETS
Current Assets
Cash and cash equivalents	$9,712	$31,799
Short-term investments	—	134,327
Receivables, net	81,483	72,271
Inventories, net	179,608	122,760
Income tax receivable	19,442	19,741
Prepaid expenses and other current assets	37,459	27,014
Total Current Assets	$327,704	$407,912
Property and equipment, net	181,601	150,393
Intangible assets, net	280,785	155,080
Goodwill	122,056	23,870
Operating lease assets	245,099	182,345
Other assets, net	36,985	27,417
Total Assets	$1,194,230	$947,017
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$69,609	$68,641
Accrued compensation	24,318	26,477
Current portion of operating lease liabilities	67,265	54,642
Accrued expenses and other liabilities	80,854	76,657
Total Current Liabilities	$242,046	$226,417
Long-term debt	94,306	—
Non-current portion of operating lease liabilities	223,167	185,365
Other non-current liabilities	19,561	19,600
Deferred income taxes	7,725	2,215
Shareholders’ Equity
Common stock, $1.00 par value per share	15,780	16,284
Additional paid-in capital	176,030	163,137
Retained earnings	418,043	336,994
Accumulated other comprehensive loss	(2,428)	(2,995)
Total Shareholders’ Equity	$607,425	$513,420
Total Liabilities and Shareholders’ Equity	$1,194,230	$947,017

Oxford Industries, Inc. Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	First Quarter
	Fiscal 2023	Fiscal 2022
Net sales	$420,097	$352,581
Cost of goods sold	144,968	126,204
Gross profit	$275,129	$226,377
SG&A	203,149	157,412
Royalties and other operating income	8,321	7,013
Operating income	$80,301	$75,978
Interest expense, net	2,342	242
Earnings before income taxes	$77,959	$75,736
Income tax expense	19,421	18,328
Net earnings	$58,538	$57,408
Net earnings per share:
Basic	$3.75	$3.52
Diluted	$3.64	$3.45
Weighted average shares outstanding:
Basic	15,629	16,316
Diluted	16,071	16,622
Dividends declared per share	$0.65	$0.55

Oxford Industries, Inc. Consolidated Statements of Cash Flows (in thousands) (unaudited)
	First Quarter
	Fiscal 2023	Fiscal 2022
Cash Flows From Operating Activities:
Net earnings	$58,538	$57,408
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	11,512	9,963
Amortization of intangible assets	3,660	227
Equity compensation expense	3,259	2,725
Gain on sale of assets	(1,756)	—
Amortization and write-off of deferred financing costs	272	86
Deferred income taxes	4,657	(727)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(37,542)	(38,975)
Inventories, net	39,987	(5,054)
Income tax receivable	(2)	(13)
Prepaid expenses and other current assets	634	(7,173)
Current liabilities	(27,671)	3,498
Other balance sheet changes	(2,991)	515
Cash provided by operating activities	$52,557	$22,480
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(997)	—
Purchases of property and equipment	(16,662)	(9,280)
Purchases of short-term investments	—	(15,000)
Proceeds from short-term investments	—	45,000
Proceeds from the sale of property, plant and equipment	2,125	—
Cash (used in) provided by investing activities	$(15,534)	$20,720
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(137,755)	—
Proceeds from revolving credit arrangements	113,051	—
Deferred financing costs paid	(1,661)	—
Repurchase of common stock	—	(42,867)
Proceeds from issuance of common stock	602	392
Repurchase of equity awards for employee tax withholding liabilities	—	(3,166)
Cash dividends paid	(10,351)	(9,020)
Other financing activities	—	(2,010)
Cash used in financing activities	$(36,114)	$(56,671)
Net change in cash and cash equivalents	909	(13,471)
Effect of foreign currency translation on cash and cash equivalents	(23)	411
Cash and cash equivalents at the beginning of year	8,826	44,859
Cash and cash equivalents at the end of period	$9,712	$31,799

Oxford Industries, Inc. Reconciliations of Certain Non-GAAP Financial Information (in millions, except per share amounts) (unaudited)

	First Quarter
AS REPORTED	Fiscal 2023	Fiscal 2022	% Change
Tommy Bahama
Net sales	$239.4	$228.1	5.0%
Gross profit	$158.2	$147.3	7.4%
Gross margin	66.1%	64.6%
Operating income	$55.5	$52.6	5.5%
Operating margin	23.2%	23.1%
Lilly Pulitzer
Net sales	$97.5	$92.0	5.9%
Gross profit	$68.3	$63.5	7.5%
Gross margin	70.1%	69.0%
Operating income	$24.5	$26.2	(6.3)%
Operating margin	25.2%	28.4%
Johnny Was(1)
Net sales	$49.5	$0.0	100.0%
Gross profit	$33.6	$0.0	100.0%
Gross margin	67.9%	0.0%
Operating income	$2.5	$0.0	100.0%
Operating margin	5.0%	0.0%
Emerging Brands
Net sales	$34.0	$31.8	7.0%
Gross profit	$15.6	$16.3	(4.4)%
Gross margin	46.0%	51.5%
Operating income	$3.9	$7.7	(49.4)%
Operating margin	11.5%	24.4%
Corporate and Other
Net sales	$(0.3)	$0.7	NM
Gross profit	$(0.6)	$(0.8)	NM
Operating loss	$(6.1)	$(10.5)	NM
Consolidated
Net sales	$420.1	$352.6	19.1%
Gross profit	$275.1	$226.4	21.5%
Gross margin	65.5%	64.2%
SG&A	$203.1	$157.4	29.1%
SG&A as % of net sales	48.4%	44.6%
Operating income	$80.3	$76.0	5.7%
Operating margin	19.1%	21.5%
Earnings before income taxes	$78.0	$75.7	2.9%
Net earnings	$58.5	$57.4	2.0%
Net earnings per diluted share	$3.64	$3.45	5.5%
Weighted average shares outstanding - diluted	16.1	16.6	(3.3)%

	First Quarter
ADJUSTMENTS	Fiscal 2023	Fiscal 2022	% Change
LIFO adjustments(2)	$1.3	$1.0
Amortization of Johnny Was intangible assets(3)	$3.5	$0.0
Gain on sale of Merida manufacturing facility(4)	$(1.8)	$0.0
Impact of income taxes(5)	$(0.8)	$(0.3)
Adjustment to net earnings(6)	$2.2	$0.8
AS ADJUSTED
Tommy Bahama
Net sales	$239.4	$228.1	5.0%
Gross profit	$158.2	$147.3	7.4%
Gross margin	66.1%	64.6%
Operating income	$55.5	$52.6	5.5%
Operating margin	23.2%	23.1%
Lilly Pulitzer
Net sales	$97.5	$92.0	5.9%
Gross profit	$68.3	$63.5	7.5%
Gross margin	70.1%	69.0%
Operating income	$24.5	$26.2	(6.3)%
Operating margin	25.2%	28.4%
Johnny Was(1)
Net sales	$49.5	$0.0	100.0%
Gross profit	$33.6	$0.0	100.0%
Gross margin	67.9%	0.0%
Operating income	$5.9	$0.0	100.0%
Operating margin	12.0%	0.0%
Emerging Brands
Net sales	$34.0	$31.8	7.0%
Gross profit	$15.6	$16.3	(4.4)%
Gross margin	46.0%	51.5%
Operating income	$3.9	$7.7	(49.4)%
Operating margin	11.5%	24.4%
Corporate and Other
Net sales	$(0.3)	$0.7	NM
Gross profit	$0.7	$0.2	NM
Operating loss	$(6.6)	$(9.5)	NM
Consolidated
Net sales	$420.1	$352.6	19.1%
Gross profit	$276.5	$227.4	21.6%
Gross margin	65.8%	64.5%
SG&A	$199.7	$157.4	26.9%
SG&A as % of net sales	47.5%	44.6%
Operating income	$83.3	$77.0	8.2%
Operating margin	19.8%	21.8%
Earnings before income taxes	$81.0	$76.7	5.5%
Net earnings	$60.8	$58.2	4.5%
Net earnings per diluted share	$3.78	$3.50	8.0%

	First Quarter	First Quarter	First Quarter
	Fiscal 2023	Fiscal 2023	Fiscal 2022
	Actual	Guidance(7)	Actual
Net earnings per diluted share:
GAAP basis	$3.64	$3.44 - 3.64	$3.45
LIFO adjustments(8)	0.06	0.00	0.05
Amortization of Johnny Was intangible assets(9)	0.16	0.16	0.00
Gain on sale of Merida manufacturing facility(10)	(0.08)	0.00	0.00
As adjusted(6)	$3.78	$3.60 - 3.80	$3.50
	Second Quarter	Second Quarter
	Fiscal 2023 Guidance(11)	Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$3.14-3.34	$3.49
LIFO adjustments(8)	0.00	0.13
Amortization of Johnny Was intangible assets(9)	0.16	0.00
As adjusted(6)	$3.30-3.50	$3.61
	Fiscal 2023 Guidance(12)	Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$10.18-10.58	$10.19
LIFO adjustments(8)	0.06	0.12
Inventory step-up charge in Johnny Was(13)	0.00	0.20
Amortization of Johnny Was intangible assets(9)	0.64	0.24
Transaction expenses and integration costs associated with the
Johnny Was acquisition(14)	0.00	0.13
Gain on sale of Merida manufacturing facility(10)	(0.08)	0.00
As adjusted(6)	$10.80-11.20	$10.88

(1) Johnny Was was acquired on September 19, 2022 and results presented reflect Johnny Was operations subsequent to the acquisition date.

(2) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.

(3) Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.

(4) Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other.

(5) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.

(6) Amounts in columns may not add due to rounding.

(7) Guidance as issued on March 23, 2023.

(8) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.

(9) Amortization of Johnny Was intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Johnny Was acquisition.

(10) Gain on sale of Merida manufacturing facility represents the impact, net of income taxes, on net earnings per share resulting from the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group.

(11) Guidance as issued on June 7, 2023.

(12) Guidance as issued on June 7, 2023. Fiscal 2023 is a 53 week year ending on February 3, 2024, with the additional week included in the fourth quarter of Fiscal 2023.

(13) Inventory step-up charge in Johnny Was represents the impact, net of income taxes, on net earnings per share of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. No additional inventory step-up charge is expected in future periods.

(14) Transaction expenses and integration costs associated with the Johnny Was acquisition represents the impact of transaction costs and integration costs, net of income taxes, on net earnings per share.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2022
Tommy Bahama
Full-price retail store	102	102	102	103
Retail-food & beverage	21	21	21	21
Outlet	35	35	35	33
Total Tommy Bahama	158	158	158	157
Lilly Pulitzer full-price retail store	59	58	59	59
Johnny Was
Full-price retail store	—	—	64	65
Outlet	—	—	2	2
Total Johnny Was	—	—	66	67
Emerging Brands
Southern Tide full-price retail store	4	5	5	6
TBBC full-price retail store	1	2	2	3
Total Oxford	222	223	290	292
Fiscal 2023
Tommy Bahama
Full-price retail store	103	—	—	—
Retail-food & beverage	21	—	—	—
Outlet	33	—	—	—
Total Tommy Bahama	157	—	—	—
Lilly Pulitzer full-price retail store	59	—	—	—
Johnny Was
Full-price retail store	65	—	—	—
Outlet	2	—	—	—
Total Johnny Was	67	—	—	—
Emerging Brands
Southern Tide full-price retail store	9	—	—	—
TBBC full-price retail store	3	—	—	—
Total Oxford	295	—	—	—